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                                                                    EXHIBIT 99.1


                         [HUMBOLDT BANCORP LETTERHEAD]

    HUMBOLDT BANCORP COMPLETES ACQUISITION OF CALIFORNIA INDEPENDENT BANCORP


Roseville, CA, January 7, 2003 (Businesswire) - Humboldt Bancorp (NASDAQ: HBEK) today announced that it has completed the acquisition of California Independent Bancorp, the parent company of Feather River State Bank.

"With the closing of this acquisition, we look forward to leveraging the strengths of our combined bank," remarked Robert M. Daugherty, Humboldt's President and Chief Executive Officer. "We are focused on ensuring that the integration process is as smooth as possible for Feather River customers and are on track with regard to realizing expected cost savings during 2004."

Humboldt expects to complete the merger of Humboldt Bank and Feather River State Bank and integration of the Feather River State Bank branches during March 2004. After the bank merger, Humboldt will operate the Feather River State Bank branches as a division of Humboldt Bank under the Feather River name. Humboldt expects that the Feather River State Bank branch located in Roseville will be consolidated with an existing Humboldt branch in March 2004.

Humboldt will issue approximately 2.9 million shares and pay $29.8 million in cash for the outstanding California Independent shares in accordance with the terms of the merger agreement. The California Independent shareholders will receive either $38.79 in cash or 2.1965 Humboldt shares for each California Independent share held, subject to their elections and pro-ration. The aggregate consideration is 63.4% stock and 36.6% cash, and the total transaction value is approximately $81 million.

As a result of the transaction, the following members of the former California Independent Bancorp board have joined Humboldt's board of directors:

      - Harold M. Eastridge, chief executive officer of Trident Investment Corporation and president of Feather River Construction, Inc.

      - Donald H. Livingstone, director of the Center of Entrepreneurship and teaching professor at the Marriott School of Management at Brigham Young University

      - Alfred G. Montna, owner of Montna Farms and general partner of A&G Montna Properties

Effective as of the closing of the transaction, Gary L. Evans and Garry D. Fish have resigned from Humboldt's board. Humboldt is grateful to Mr. Evans and Mr. Fish for their valuable contributions and many years of dedicated service to Humboldt.

Based on data as of September 30, 2003, the combined company has total assets of approximately $1.5 billion, total loans of $965 million, total deposits of $1.1 billion and total shareholders' equity of $145 million. Based on publicly available data as of June 30, 2003, Humboldt holds deposit market share positions among the top three in seven out of thirteen counties served.

Humboldt Bancorp is the bank holding company for Humboldt Bank and Feather River State Bank, which offer business and consumer banking services at 27 locations throughout Northern California. For additional information, visit www.humboldtbancorp.com.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Humboldt and California Independent intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe Humboldt's expectations regarding future events and developments, including risks associated with integration of Feather River State Bank into Humboldt Bank and realization of expected cost savings as a result of the merger. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that
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may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the companies' publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact:

Robert M. Daugherty
President & CEO
916.783.2813
bdaugherty@humboldtbancorp.com

Patrick J. Rusnak, CFO
916.783.2812
prusnak@humboldtbancorp.com